SUB-ITEM 77K:  Changes in registrant's certifying accountant


     On March 24, 2005, Tait, Weller & Baker resigned as the independent registered public accounting firm for The GKM Funds (the "Trust"). Tait, Weller & Baker was previously engaged as the Trust's independent auditor to audit the Trust's financial statements.

     Tait, Weller & Baker issued reports on the Trust's financial statements as of July 31, 2004 and 2003. Such reports did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     At no time preceding the resignation of Tait, Weller & Baker were there any disagreements with Tait, Weller & Baker on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Tait, Weller & Baker, would have caused it to make reference to the subject matter of the disagreements in connection with its report. At no time preceding the removal of Tait, Weller & Baker did any of the events enumerated in paragraphs (1)(v)(A) through (D) of Item 304(a) of Regulation S-K occur.

     The Trust engaged Briggs Bunting & Dougherty, LLP as its new independent registered public accounting firm on March 24, 2005. The decision to engage Briggs, Bunting & Dougherty LLP was approved by the Trust's Audit Committee and ratified by the Trust's Board of Trustees. At no time preceding the engagement of Briggs Bunting & Dougherty, LLP did the Trust consult Briggs Bunting & Dougherty, LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust's financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.

     The Trust has provided Tait, Weller & Baker with a copy of these disclosures and has requested Tait, Weller & Baker to furnish the Trust with a letter addressed to the Commission stating whether it agrees with the statements made by the Trust herein and, if not, stating the respects in which it does not agree.